UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2012

PORTER BANCORP, INC.
(Exact name of registrant as specified in its charter)

Kentucky	001-33033	61-1142247
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2500 Eastpoint Parkway, Louisville, Kentucky, 40223
(Address of principal executive offices)

(502) 499-4800
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 19, 2012, Porter Bancorp, Inc. was notified by the Federal Reserve Bank of St. Louis that appointments of Phil W. Barnhouse as Porter Bancorp’s Chief Financial Officer and David B. Pierce as the Company’s Chief Risk Officer have been approved.  Both had been serving in these positions during 2012 subject to regulatory approval.

Phil W. Barnhouse has served as Chief Financial Officer of PBI Bank since 2006. He served as Chief Financial Officer of Ascencia Bank from 1998 until it was merged into PBI Bank at the end of 2005.  From 1992 to 1998, Mr. Barnhouse worked with Arthur Andersen LLP, where he managed the audits of public and private companies. He is a member of the American Institute of Certified Public Accountants and the Kentucky Society of CPAs. Mr. Barnhouse earned a Bachelor's degree in Accounting at Western Kentucky University and a diploma from The Graduate School of Banking at Louisiana State University.

As Chief Risk Officer, David B. Pierce has assumed responsibility for risk management for both Porter Bancorp and PBI Bank. He had served as Chief Financial Officer of Porter Bancorp since 2006 and in a number of executive positions with Porter Bancorp’s subsidiary banks from 1990 through 2005.  From 1984 to 1989, Mr. Pierce served as a manager at Coopers & Lybrand (now PricewaterhouseCoopers) where he was responsible for audits of public and private entities including financial institutions. Before 1984, Mr. Pierce was a senior accountant at Deloitte Haskins & Sells (now Deloitte & Touche). He is a certified public accountant and has over 20 years of banking and management experience. Mr. Pierce also serves as a director of PBI Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	March 20, 2012	PORTER BANCORP INC.

		By:	/s/ Maria L. Bouvette
Maria L. Bouvette
President and Chief Executive Officer